Exhibit 99.1

uDate Announces Monthly EBITDA of $1.21M or 43% on Revenues of $2.821M For November 2001

NEW YORK, Dec. 5 /Internetwire/ — uDate.com (OTC Bulletin Board: UDAT - news), the global online personals group providing dating and matchmaking services to more than 190,000 subscribers through two leading brands http://www.udate.com and http://www.kiss.com, today announced preliminary results for the month of November 2001.

FINANCIAL HIGHLIGHTS

During the month of November 2001 the Company achieved revenues of $2.821M an increase of 7% compared with revenues of $2.645M in October 2001. November’s earnings before interest tax depreciation and amortization was 43% or $1.209M, up 9% versus October’s EBITDA* of $1.105M which excluded one-off costs associated with the Kiss restructuring. October’s EBITDA including these costs was $0.825M. The Company’s cumulative EBITDA for the fiscal year-to-date is now $4.02M.

The Company reports a net profit in the month of November 2001, of $468,420.

Cash and cash equivalents at the end of November 2001 increased by 31% or $0.87M over the position at October 31, 2001. The Company ended the month of November with cash and cash equivalents of $3.66M. This figure is stated after meeting payments due in the month in respect of the loan note associated with the Kiss.com acquisition, the current balance of which is $3.15M.

Commenting on the results, Mel Morris uDate.com, inc’s CEO and founder said, “These are phenomenal results, particularly when comparing a 30 day versus a 31 day month. The results demonstrate, very clearly, the traction we are gaining in this sector.”

“Our conversion levels continue to improve as our subscriber base increases. December so far is already showing very strong growth over the same period in November.” added Morris.

Kiss.com Web Site Changes

On October 5th, 2001 the Company implemented a new web site for Kiss.com based on the uDate.com application. The table below highlights the growth in membership receipts for both Kiss and uDate for the four months ended November 30, 2001.

	Kiss.com	uDate.com	Total

August 2001	$1.22M	$1.18M	$2.4M
September 2001	$1.18M	$1.28M	$2.45M

< —— Kiss web site changed over to uDate technology on October 5th, 2001 —— >

October 2001	$1.45M	$1.47M	$2.92M
November 2001	$1.60M	$1.54M	$3.14M

“The technology changes implemented to Kiss.com on October 5th have resulted in a spectacular improvement in the performance of the Kiss site. During November Kiss.com, for the first time ever, exceeded 10% conversion of new registered members to paying subscribers. The 10.1% conversion achieved in November compares very favorably with an average of 5.86% for the period January 1, 2001 to September 30, 2001 before the change to uDate technology.”

“These results continue to highlight the pivotal role technology has in driving profitability in this sector. They are also a clear beacon to companies who wish to maximize their revenue potential through white label or co-branded partnerships. In just two months we have boosted Kiss’ revenues by more than 35%. These results give us every reason to be bullish about our abilities as a partner and consolidator in this space. We have demonstrated our ability to make the Kiss acquisition highly accretive for both uDate and former Kiss shareholders. We are confident this success could be repeated with further acquisitions.” stated Morris.

Consistent Growth In Subscriber Base

During November the Company expanded its total subscriber base by 17,012 or 10% to 191,987 subscribers. Subscription receipts for the month ending November 30th, 2001 grew by 7.4% over the preceding month to $3.14M.

Outlook for December

“I expect December to show very strong growth over November. Growth will be driven by seasonal factors, a 31 day month and continued improvements in the ratio of subscribers to new registered members.” concluded Morris.

About uDate

uDate operates high-quality web sites that serve the online singles community. The Company stresses service, efficiency and personal security through its two leading brands uDate.com (http://www.udate.com) and Kiss.com (http://www.kiss.com).

Both uDate.com and Kiss.com web sites offer free registered membership. A registered member of either web site may post their profile and photographs and utilize the search or matchmaking features offered by the site at any time. To enable communication with other members however, registered members must purchase a subscription. Subscription plans are available allowing communication for periods of five days to 12 months.

Forward-Looking Statements

Certain statements in this press release that do not contain historical facts or information are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, (b) that describe any of the Company’s or management’s plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company’s markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company’s Annual Report on Form 10-KSB under the heading, “Risk Factors’’ contained within Item 6. Management’s Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company’s financial condition and business model, risks related to the Company’s markets and strategy, risks related to the internet and the Company’s technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company’s securities and the effect of future sales of the Company’s common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the most recently ended year.

Contact:
     uDate.com, Inc.
     800-506-2307
     ir@uDate.com

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